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                                                                    EXHIBIT 99.1


                                                            NEWS RELEASE

FOR:           CKE Restaurants, Inc.

CONTACT:       Loren Pannier
               714.778.7109


          CKE RESTAURANTS, INC. ANNOUNCES ESTIMATED YEAR-END REVENUES AND AGREEMENT TO SELL JB'S RESTAURANTS TO GB FOODS CORPORATION

        ANAHEIM, Calif. - February 20, 1998 - In conjunction with its annual analyst/investor conference in Indian Wells, Calif., CKE Restaurants, Inc. (NYSE:CKR) ("CKE") today announced estimated corporate revenues of $1.150 billion for the fiscal year ending January 26, 1998, up $536 million, an 87 percent increase over the prior fiscal year.
        Additionally, same-store sales for the Company's Carl's Jr. restaurants grew an estimated 6.7 percent in the fourth quarter -- the eleventh consecutive quarterly increase -- and an estimated 4.8 percent for the fiscal year. Estimated same-store sales for the Company's Taco Bueno restaurants increased
6.6 percent in the fourth quarter and an estimated 6.3 percent for the fiscal year. Estimated same-store sales for the Company's Hardee's restaurants declined
9.3 percent for the quarter, much of which can be attributed to menu deletions made during the quarter. CKE acquired the Hardee's chain in July 1997.
        Final year-end financial results are scheduled for announcement the week of March 16, 1998.
        CKE further announced today that it has entered into an Agreement and Plan of Reorganization with GB Foods Corporation ("GBFC"), pursuant to which GBFC will acquire 100 percent of the issued and outstanding capital stock of JB's Restaurants, Inc. ("JB's"), a wholly owned subsidiary of CKE.
        Under the Agreement, which was executed on February 19, 1998, GBFC shall acquire JB's for one million shares of GBFC Common Stock. GBFC and CKE anticipate that the
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acquisition will close on or before March 1, 1998. At the closing, the business of JB's will be composed of 48 JB's company-owned restaurants, 20 JB's franchise restaurants, and four Galaxy diner restaurants. Such restaurants generated approximately $44.3 million in revenues during the 13 periods ended January 26, 1998.
        GBFC's acquisition of JB's is subject to certain conditions, including the satisfactory completion of GBFC's due diligence investigation of JB's; the issuance of fairness opinions; and approvals from the respective boards of directors of GBFC and CKE.
        William P. Foley II, chief executive officer of CKE, stated, "This transaction, along with the previously announced agreements to sell JB's restaurants to Star Buffet, Inc. and Timber Lodge Steakhouse, Inc., completes CKE's plan to find a more suitable owner for JB's, while preserving the strength of the core JB's system."
        CKE Restaurants, Inc., through its subsidiaries and its franchisees and licensees, operates 708 Carl's Jr. and 26 Rally's quick-service restaurants, including 120 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona and Mexico; 3,038 Hardee's quick-service restaurants in 39 states and 10 foreign countries, including 77 Carl's Jr./Hardee's dual-brand locations; 109 Taco Bueno quick-service restaurants, 94 JB's Restaurants, and six Galaxy Diner restaurants.
        Statements that are not historical facts contains in the release are forward-looking statements that involve risks and uncertainties, and the actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks; the effect of economic conditions; the impact of competitive products and pricing; the results of financial efforts; the effects of the Company's accounting policies and other risks detailed in the Company's filings with the Securities and Exchange Commission.

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